UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 27, 2005

SUPERIOR ESSEX INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50514	20-0282396
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

150 Interstate North Parkway, Atlanta, Georgia 30339

(Addresses of Principal Executive Offices, including Zip Code)

(770) 657-6000

(Registrant’s Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The Compensation Committee periodically reviews the appropriateness of non-employee director compensation.  The Board of Directors, upon the recommendation of its Compensation Committee, amended and restated its Director Compensation Plan on October 27, 2005.  The 2005 Amended and Restated Director Compensation Plan (the “Plan”) contains the following new features designed to more closely align the Plan with current practices at other public companies:

•                  Sets annual equity awards (restricted stock units) in an amount approximately equal to the annual base cash retainer

•                  Provides directors the ability to elect to receive their annual cash retainer in options or restricted stock units

•                  Substitutes a supplemental cash retainer for committee chairs in lieu of higher per meeting fees

•                  Provides a supplemental cash retainer for Audit Committee members

For existing directors, the Plan will be effective with respect to cash meeting fees and retainers as of January 1, 2006 and with respect to annual equity awards as of the annual meeting of shareholders in 2006.  With respect to new directors, if any, the Plan will be effective upon joining the Board.

The following is a description of the material features of the Plan:

The Plan provides for payment of a basic annual retainer to the Company’s non-employee directors. In addition, a supplemental annual retainer may be paid to the chair of the Board of Directors, committee chairs and members of the Audit Committee. The initial amount of the basic annual retainer is $40,000, and the initial amounts of the supplemental annual retainers are as follows: Board Chair, $65,000; Audit Committee Chair, $15,000; Compensation Committee Chair, $10,000; Governance and Nominating Committee Chair, $5,000; and members of the Audit Committee, $5,000.

The Plan also provides for the payment of meeting fees to the Company’s non-employee directors for each board or committee meeting in which a director participates.  The initial amounts of the meeting fees are as follows: $2,000 for each board meeting; $2,000 for each committee meeting held in person and not in connection with a board meeting; and $1,000 for each committee meeting held in connection with a board meeting or held by teleconference.

In addition to cash compensation, the Plan provides annual equity awards to non-employee directors in the form of restricted stock units (“RSUs”). The amount of RSUs granted annually will be approximately equal in value to the basic annual retainer (currently $40,000), and each RSU will represent the right to receive one share of Company common stock. The RSUs will vest on the earlier of (i) one year from the date of grant, (ii) the director’s death, disability or retirement, or (iii) the director leaving the Board within one year after a change in control. If the director leaves for any other reason prior to the end of one year, a pro rata portion of the RSUs will vest. Upon joining the Board, new directors will receive an initial award of RSUs in an amount approximately equal in value to the basic annual retainer, regardless of when the director joins the Board.

The Plan provides that the directors may elect to receive all or a portion (in 25% increments) of their total annual retainers (the basic annual retainer plus the supplemental retainer(s)) in the form of stock options or RSUs. The vesting provisions for such elective equity awards are the same as the comparable provisions for the annual RSUs.

The Superior Essex Inc. 2005 Amended and Restated Director Compensation Plan, the form of Director Restricted Stock Unit  Certificate and the form of Director Option Certificate are filed as exhibits to this Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(c)          Exhibits.

99.1                           Superior Essex Inc. 2005 Amended and Restated Director Compensation Plan

99.2                           Form of Director Restricted Stock Unit Certificate

99.3                           Form of Director Option Certificate

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.

/s/ David S. Aldridge
Name:	David S. Aldridge
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

Date:  November 2, 2005